Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8), pertaining to the registration of additional 4,000,000 ordinary shares of Lumenis Ltd. (the “Company”) under its 2007 Share Incentive Plan, of our report dated March 28, 2012 with respect to  the consolidated balance sheet of Lumenis Ltd and its subsidiaries as of December 31, 2011 and the related consolidated statements of  operations, comprehensive income, changes in shareholder’s equity (capital deficiency) and cash flows for the two year period then ended, included in its Annual Report (Form 20-F) for the year ended December 31, 2012.

June 3, 2013 Tel Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer Kost Forer Gabbay & Kasierer, A Member of Ernst & Young Global